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                 ESTABLISHMENT OF SEPARATE INVESTMENT ACCOUNT
                                      OF
                  LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK


     Pursuant to the authority given me by Resolution Number 96-21 adopted by the Board of Directors of Lincoln Life & Annuity Company of New York (LLANY) on July 24, 1996, I establish a separate investment account designated as "LLANY Separate Account R for Flexible Premium Variable Life Insurance" (the "Account"). The Account is to be used in connection with the issuance by LLANY of variable life insurance policies (the "Policies"). The Account will be registered as a unit investment trust with the Securities and Exchange Commission ("SEC") and shall invest in shares of the investment companies which are registered with the SEC. The establishment and operation of the Account will be in accordance with the applicable provisions of New York Insurance Law and all rules and regulations issued pursuant thereto
("New York Insurance Law"), and subject to the approval of the Superintendent of the Insurance Department of the State of New York. The Account's investment objectives, policies, and limitations shall be in accordance with (1) the registration statement for the policies filed with the SEC under the Securities Act of 1933, and (2) applicable provisions of New York Insurance Law and any other applicable legal requirements.


                                               /s/ PHILIP L. HOLSTEIN
                                               -----------------------------
                                               PHILIP L. HOLSTEIN, PRESIDENT




DATED: 1/29/98
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